Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
J. C. Penney Company, Inc.:

We consent to the use of our reports dated March 30, 2009, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and Subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009 incorporated by reference herein.  Our report refers to the adoption of the provisions of the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements in fiscal year 2008, the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans on February 3, 2008, the recognition and disclosure provisions of SFAS No. 158 on February 3, 2007, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes on February 4, 2007.

/s/ KPMG LLP
 KPMG LLP

Dallas, Texas
May 19, 2009